Exhibit 10.4

CREE, INC.

CHARLES SWOBODA EMPLOYMENT AGREEMENT

As Amended and Restated Effective August 21, 2007

Cree, Inc. (the “Company”) and Charles M. Swoboda (“Executive”) entered into an employment agreement (the “Agreement”) effective October 13, 2004 (the “Effective Date”).  Cree and Executive hereby amend and restate the Agreement in its entirety (the “Revised Agreement”) in order to evidence formal compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance thereunder (collectively “Section 409A”).  The Revised Agreement is effective August  21, 2007 (the “Amended Effective Date”).

1.    Duties and Scope of Employment.

(a)    Positions and Duties.  Executive will continue to serve as Chairman of the Board, President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”).  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s positions within the Company, as will reasonably be assigned to him by the Board.  The period Executive is employed by the Company under this Revised Agreement is referred to herein as the “Employment Term”.

(b)    Board Membership.  At each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board.  Executive’s service as a member of the Board will be subject to any required stockholder approval.  While a member of the Board, Executive will be permitted to attend all meetings of the Board and executive sessions thereof, on substantially the same basis as other members of the Board, except as is prohibited by applicable law or listing standard.  Notwithstanding the preceding sentence, Executive will not have the right to attend any portion of a meeting or executive session where the item of discussion relates to Executive’s employment, including (but not limited to) his compensation, performance, and/or service on the Board.

(c)    Obligations.  During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

2.    At-Will Employment.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.  However, as described in this Revised Agreement, Executive may be entitled to severance benefits depending upon the circumstances of termination of his employment.  Executive agrees to resign from his position as a member of the Board immediately following the termination of his employment if the Board so requests.

3.    Term of Revised Agreement.  The Agreement had an initial term of three years commencing on the Effective Date.  This Revised Agreement is effective on the Amended Effective Date.  On each annual anniversary of the Effective Date thereafter, this Revised Agreement automatically will renew for an additional one-year term unless either party provides the other party with written notice of non-renewal at least 120 days prior to the date of automatic renewal.  Notwithstanding any contrary provision in this Section 3, in the event of a Change of Control during the Employment Term, this Revised Agreement will continue for not less than 12 months after the date of the Change of Control.

4.    Compensation.

(a)    Base Salary.  As of the Amended Effective Date, the Company will pay Executive an annual salary of $550,000.00 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”).  The Base Salary will be paid periodically in accordance with the Company’s normal payroll schedule and practices and be subject to the usual, required withholdings.  Executive’s salary will be subject to review by the Compensation Committee of the Board (the “Committee”) not less than annually, and adjustments will be made in the discretion of the Compensation Committee.

(b)    Annual Incentive.  Executive will be eligible to receive earned annual incentives payable for the achievement of performance goals established by the Committee.  Executive’s target annual incentive will be at least 70% of Base Salary, as determined by the Committee.  The actual earned incentive, if any, payable to Executive for any fiscal year of the Company will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved and will be decreased or increased for under- or over-performance.  For each fiscal year of the Company, the Committee will endeavor to establish the applicable performance goal(s) no later than the 90th day of the fiscal year to which the goals relate.  Executive will have the opportunity to discuss the nature of such performance goals with the Committee prior to such performance goals being established.  Except as specifically provided herein, Executive’s annual incentive will be subject to the terms and conditions of the Company’s annual incentive arrangement designated by the Committee for this purpose, including but not limited to payment date terms that are designed to cause the annual incentive to be exempt from or in compliance with Section 409A, continued employment obligations, and form of payment terms that may provide for payment in the form of common stock of the Company, except that, in the case of payments made in connection with a Termination of Employment, no part of any annual incentive payment may be made in the form of common stock.

(c)    Long-Term Incentive.  Executive will be eligible to receive long-term incentives subject to terms and conditions established by the Committee, the underlying Cree, Inc. 2004 Long-Term Incentive Compensation Plan or any successor thereto, and the Committee’s terms and conditions for the applicable type of award, including vesting criteria such as continued service or performance objectives.

5.    Employee Benefits.  Executive will be eligible to participate in all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company in accordance with the terms of such plans, policies, and arrangements as may exist from time to time.  Notwithstanding the preceding sentence, Executive’s eligibility for benefits (other than annual incentive, long-term incentives or other long-term compensation (whether payable in cash, stock, or otherwise), salary, or similar) will be at least as great as that of any other executive officer of the Company, provided, however, that (a) Executive will be eligible for any enhanced level of benefits that he approves only upon subsequent Committee approval, and (b) Executive will not be eligible for any extraordinary or unusual benefits provided to another executive officer as part of a negotiation for such executive officer to commence or continue employment.

6.    Expenses.  The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if the corresponding expense is incurred during the term of this Revised Agreement and the reimbursement is made on or before the last day of the calendar year following the calendar year in which the expense is incurred, the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

7.    Termination of Employment.  In the event of Executive’s Termination of Employment with the Company, Executive will be entitled to any (a) unpaid Base Salary accrued up to the date of such Termination of Employment (the “Termination Date”) paid in accordance with the schedule specified in Section 4(a) above, (b) any unpaid but earned and accrued annual incentive for any completed fiscal year as of his Termination Date paid in accordance with the payment terms and conditions specified in Section 4(b) above, (c) pay for accrued but unused vacation that the Company is legally obligated to pay Executive, which amount will be paid in the first regular payroll cycle occurring after the Termination Date or, if Executive is a Specified Employee of the Company on the Termination Date, such amount will be paid on the Six-Month Delay Payment Date to the extent required to satisfy Subsection 409A(a)(2)(B)(i), (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (e) unreimbursed business expenses required to be reimbursed to Executive paid in accordance with Section 6 above, and (f) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, this Revised Agreement, or a separate indemnification agreement, as applicable.  In addition, if the Termination of Employment is initiated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 8(a) or 8(b) below, as applicable.

8.    Severance.

(a)    Termination Without Cause or Resignation for Good Reason other than in connection with a Change of Control.  If Executive’s Termination of Employment is initiated by the Company without Cause or by Executive for Good Reason, and the Termination of Employment is not in Connection with a Change of Control or by the Company due to the death or LTD Disability of the Executive, then, subject to Section 9, Executive will receive: (i) continued payment of Base Salary for the Continuance Period, paid in accordance with the schedule specified in Section 4(a) above except as provided in Section 8(d) below, (ii) a lump sum payment equal to twice the average of Executive’s earned annual incentives for the two most recently completed fiscal years immediately preceding the Termination Date, paid within ninety (90) days following the Termination Date except as provided in Section 8(d) below, (iii) a lump sum payment equal to 12 multiplied by the COBRA premium in effect for the type of medical, dental and vision coverage in effect for Executive (e.g., family coverage vs. employee-only coverage) at the time of his Termination of Employment, paid within ninety (90) days following the Termination Date except as provided in Section 8(d) below, and (iv) accelerated vesting with respect to 50% of Executive’s then outstanding, unvested stock options, restricted stock awards, and other equity awards other than performance units used to pay Executive’s annual incentive award.

(b)    Termination Without Cause or Resignation for Good Reason in connection with a Change of Control.  If Executive’s Termination of Employment is initiated by the Company without Cause or by Executive for Good Reason, and the Termination of Employment is in Connection with a Change of Control but not by the Company in connection with the death or LTD Disability of the Executive, then, subject to Section 9, Executive will receive: (i) continued payment of Base Salary for the Continuance Period, paid in accordance with the schedule specified in Section 4(a) above except as provided in Section 8(d) below, (ii) a lump sum payment of an amount equal to Executive’s current target annual incentive, multiplied by a fraction, the numerator of which is the number of days elapsed starting on the first day of the fiscal year during which the Termination Date occurs and ending on the Termination Date and the denominator of which is 365, paid within sixty (60) days following the Termination Date except as provided in Section 8(d) below, (iii) a lump sum payment equal to twice the average of Executive’s earned annual incentives for the two most recently completed fiscal years immediately preceding the Termination Date, paid within ninety (90) days following the Termination Date except as provided in Section 8(d) below, (iv) a lump sum payment equal to 24 multiplied by the COBRA premium in effect for the type of medical, dental and vision coverage in effect for Executive (e.g., family coverage vs. employee-only coverage) at the time of his Termination of Employment, paid within ninety (90) days following the Termination Date except as provided in Section 8(d) below, and (v) full accelerated vesting with respect to Executive’s then outstanding, unvested stock options, restricted stock awards, and other equity awards other than performance units used to pay Executive’s annual incentive award.

(c)    Section 280G Gross-up.  If any payment or benefit Executive receives pursuant to Section 8(b) of this Revised Agreement, or otherwise in Connection with a Change of Control, but determined without regard to any additional payment required under this Section 8(c), (collectively, the “Payment”) would (y) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (z) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive from the Company an additional payment (the “Gross-Up Payment,” and any iterative payments pursuant to this paragraph also will be “Gross-Up Payments”) in an amount that will fund the payment by Executive of any Excise Tax on the Payment, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.  For this purpose, all income taxes will be assumed to apply to Executive at the highest marginal rate.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control will perform the foregoing calculations.  If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of Control, the Company will appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive; the Company shall engage such accounting firm, and the Company or Executive shall request such determination, on a schedule such that any Gross-Up Payment due to Executive under this Section 8(c) is paid to Executive within the time period required by this Section 8(c).  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it will furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment.  Any reasonable good faith determinations of the accounting firm made hereunder will be final, binding, and conclusive upon the Company and Executive.

If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Termination of Employment, Executive shall repay to the Company the portion of the Gross-Up Payment attributed to such reduction at the time the reduction in Excise Tax is finally determined.  If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of Termination of Employment, the Company shall make an additional Gross-Up Payment to Executive in respect of such excess at the time the amount of such excess is finally determined.

Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(a)	give the Company any information reasonably requested by the Company relating to such claim;
(b)
take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c)	cooperate with the Company in good faith in order to effectively contest such claim; and
(d)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, FICA tax, or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, other issues raised by the Internal Revenue Service or any other taxing authority.

If any such claim referred to in this Section 8(c) is made by the Internal Revenue Service and the Company does not request Executive to contest the claim within the thirty (30) day period following notice of the claim, the Company shall pay to Executive the amount of any Gross-Up Payment owed to Executive, but not previously paid pursuant to this Section 8(c), immediately upon the expiration of such thirty (30) day period.  If any such claim is made by the Internal Revenue Service and the Company requests Executive to contest such claim, but does not advance the amount of such claim to Executive for purposes of such contest, the Company shall pay to Executive the amount of any Gross-Up Payment owed to Executive, but not previously paid under the provisions of this Section 8(c), within five (5) business days of a Final Determination of the liability of Executive for such Excise Tax.  For purposes of this Revised Agreement, a “Final Determination” shall be deemed to occur with respect to a claim when (i) there is a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, decree, or other order has become final, i.e., all allowable appeals pursuant to this Section 8(c) have been exhausted by either party to the action, (ii) there is a closing agreement made under Section 7121 of the Code, or (iii) the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.

If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 8(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of this Section 8(c) within five (5) business days of receiving any such refund pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If after the receipt by Executive of an amount advanced by the Company pursuant to this Section 8(c), a determination is made by the Internal Revenue Service that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after the Company learns of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the net amount due Executive after payment of any Gross-Up Payment required to be paid.

Notwithstanding the foregoing, (i) each Gross-Up Payment required to be made by the Company to Executive hereunder and each repayment of a Gross-Up Payment required to be made by Executive to the Company hereunder shall be paid as soon as feasible after the date that the Executive remits the taxes but no later than the end of the calendar year next following the calendar year in which Executive remits the corresponding taxes to the Internal Revenue Service, and (ii) each reimbursement of expenses related to a tax audit or litigation addressing the existence or amount of a tax liability required to be made by the Company to Executive hereunder and each repayment of such a reimbursement required to be made by Executive to the Company hereunder shall be paid as soon as feasible after the date that the Executive submits to the Company documentation supporting his payment of such amounts but no later than the end of the calendar year next following the calendar year in which Executive remits to the Internal Revenue Service the taxes that are the subject of the audit or litigation or, where as a result of the audit or litigation no taxes are due or are remitted but other reimbursable costs and/or expenses have been incurred, as soon as feasible after the date that the Executive submits to the Company documentation supporting his payment of such amounts but no later than the end of the calendar year following the calendar year in which the audit is completed or there is a Final Determination of the litigation.

(d)    Payment Delay in Event Executive is a Specified Employee.  If Executive is a Specified Employee on the Termination Date, the payments specified in subsections 8(a)(i), (ii) and (iii) above or subsections 8(b)(i), (ii), (iii) and (iv) above, as applicable, will be delayed until the Six-Month Delay Payment Date to the extent required to satisfy Subsection 409A(a)(2)(B)(i); on that date, the Company will pay Executive a lump sum consisting of all payments that would have been paid to Executive prior to the Six-Month Delay Payment Date had Executive not been a Specified Employee, increased for interest at the short-term Federal rate in effect on the Termination Date for the period beginning on the date each component of such lump sum would have been paid had Executive not been a Specified Employee and ending on the Six-Month Delay Payment Date.

(e)    Voluntary Termination without Good Reason; Termination for Cause.  If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 7, (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be entitled to receive benefits, including severance benefits, only in accordance with the Company’s then established plans, programs, and practices other than this Revised Agreement.

(f)    Termination due to Death or LTD Disability.  If Executive’s employment is terminated by reason of his death or LTD Disability, then, except as provided in Section 7, (i) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s); (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be entitled to receive benefits, including severance benefits, only in accordance with the Company’s then established plans, programs, and practices other than this Revised Agreement.

(g)    Sole Right to Severance.  This Revised Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with a termination of his employment, except for such payments and benefits to which Executive would be entitled as an employee of the Company in the absence of this Revised Agreement.

9.    Conditions to Receipt of Severance; No Duty to Mitigate.

(a)    Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Section 8 will be subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached as Exhibit A, but with any appropriate modifications, reflecting changes in applicable law, as are necessary or appropriate to provide the Company with the protection it would have if the release were executed as of the Effective Date.  No severance will be paid or provided until the separation agreement and release of claims becomes effective and has not been timely revoked in accordance with the terms thereof.

(b)    Nondisparagement.  During the Employment Term and for the longer of (i) 12 months thereafter or (ii) the Continuance Period, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers.  The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

(c)    Other Requirements.  Executive’s receipt of continued severance payments will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement as amended by this Revised Agreement.

(d)    No Duty to Mitigate.  Executive will not be required to mitigate the amount of any payment contemplated by this Revised Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

(e)    Generally Disabled; LTD Disability.  The provisions of this Section 9(e) will control in the event of conflict between this Section 9(e) and any other language in this Revised Agreement.  If Executive becomes Generally Disabled, the Company will not be in breach of this Revised Agreement and Executive will not be entitled to severance pursuant to Section 8 on account of the Committee, in its sole discretion, taking any action that would otherwise be considered Good Reason under items (i), (iii), or (iv) of the first paragraph of Section 10(g) below or under item (i) of the second paragraph of Section 10(g) below provided that such action remains in effect only for so long as the Executive remains Generally Disabled.  If Executive is Generally Disabled for more than ninety-one (91) days (whether or not consecutive) in a rolling twelve (12) month period, the Company will not be in breach of this Revised Agreement and Executive will not be entitled to severance per Section 8 on account of the Committee permanently taking any action that would otherwise be considered Good Reason under items (i), (iii), or (iv) of the first paragraph of Section 10(g) below or under item (i) of the second paragraph of Section 10(g) below so long as the Committee does not terminate Executive’s employment prior to the date that Executive is determined to have an LTD Disability.  If Executive is Generally Disabled and his employment is terminated prior to the date that he is determined to have an LTD Disability, such termination will be considered Termination without Cause.  If Executive ceases to be Generally Disabled before his employment is terminated by reason of LTD Disability, subject to the notice and cure provisions in Section 10(g), Executive will have the right to terminate his employment for Good Reason on account of any event or circumstances that occurred while Executive was Generally Disabled that would otherwise have constituted Good Reason except for the provisions of this Section 9(e) unless such event or circumstances has already been cured by the Company or consented to by Executive.  In the event that Executive’s employment is terminated pursuant to either of the preceding two sentences, Executive will only be eligible for the severance benefits provided in Section 8(a), and under no circumstances will such termination be considered to be in connection with a Change in Control.

10.    Definitions.

(a)    Benefit Plans.  For purposes of this Revised Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to the Termination Date provide Executive, Executive’s spouse, and/or Executive’s eligible dependents with medical, dental, or vision benefits.  Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits).

(b)    Cause.  For purposes of this Revised Agreement, “Cause” means (i) Executive’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected within a thirty (30) day correction period that begins upon delivery to Executive of a written demand for performance from the Board that describes the basis for the Board’s belief that Executive has not substantially performed his duties; (ii) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such may result in substantial personal enrichment of Executive; (iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (iv) Executive materially breaching Executive’s Confidential Information Agreement as modified by this Revised Agreement, which breach is (if capable of cure) not cured within thirty (30) days after the Company delivers written notice to Executive of the breach.

(c)    Change of Control.  For purposes of this Revised Agreement, “Change of Control” will have the same meaning as in Section 7.1 of the Cree, Inc. Equity Compensation Plan (as amended and restated August 5, 2002 and without regard to any subsequent amendments).

(d)    Continuance Period.  For purposes of this Revised Agreement, “Continuance Period” means the period of time beginning on the Termination Date and ending on the later of (i) the date twenty-four (24) months following the Termination Date or (ii) the date that the term of this Revised Agreement otherwise expires.  Notwithstanding the preceding sentence, in the event of a termination of Executive’s employment where Executive is not entitled to severance under Section 8(a) or Section 8(b), the Continuance Period shall be of no duration.

(e)    Generally Disabled.  For purposes of this Revised Agreement, “Generally Disabled” means that the Executive is unable to perform the material and substantial duties of his position due to illness or injury or physical or mental incapacity as determined by the Committee consistent with its obligations to the Company’s shareholders.

(f)    Good Reason.  For purposes of this Revised Agreement, except as provided in Section 9(e) above, “Good Reason” means the occurrence of any of the following, without Executive’s consent: (i) a significant reduction of Executive’s duties or responsibilities, a change in Executive’s position as Chief Executive Officer or President, or the removal of Executive from any of such duties, positions, or responsibilities; (ii) a reduction in Executive’s Base Salary or target annual incentive level below 70% of Base Salary other than a one-time reduction that also is applied to substantially all other executive officers of the Company on Executive’s recommendation or approval if Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers; (iii) the Company requiring Executive to report to anyone other than the Board of Directors; (iv) the Company eliminating from reporting to Executive any position that previously directly reported to Executive; or (v) the Company requiring Executive to relocate his principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a thirty-five (35) mile radius from Executive’s current principal place of employment; provided, however, that Executive only will have Good Reason if the event or circumstances constituting Good Reason specified in any of the preceding clauses is not cured within thirty (30) days after Executive gives written notice to the Board.  Executive’s actions approving any change, reduction, requirement, or occurrence in his role as Chief Executive Officer or a director (that otherwise may be considered Good Reason) will be considered consent for the purposes of this Good Reason definition.

In addition, except as provided in Section 9(e) above, “Good Reason” also means the occurrence of any of the following, without Executive’s express written consent, in Connection with a Change of Control:  (i) a substantial reduction by the Company of the facilities and perquisites (including office space and location) available to Executive provided such reduction is not applied to all executive officers of the Company; (ii) a material reduction in the kind or level of employee benefits to which Executive is entitled (other than a reduction due to application of the rules for eligibility or coverage under any benefit plan or policy) with the result that Executive’s overall benefits package is significantly reduced provided such reduction is not applied to substantially all executive officers of the Company; or (iii) the failure of the Company to obtain the assumption of this Revised Agreement by the successor (as defined in Section 14).

(g)    In Connection with a Change of Control.  For purposes of this Revised Agreement, a Termination of Employment with the Company is “in Connection with a Change of Control” if Executive incurs a Termination of Employment within twelve (12) months following a Change of Control.

(h)    LTD Disability.  For purposes of this Revised Agreement, “LTD Disability” will mean that the Executive is “Partially Disabled” or “Total Disabled” within the meaning of the Company’s current long-term disability plan (or such similar term or terms in any long-term disability plan of the Company that replaces its current long-term disability plan) and has satisfied the elimination period for benefits eligibility under such plan.

(i)    Six-Month Delay Payment Date.  The payment date associated with the first regular payroll cycle after passage of six months following the Termination Date.

(j)    Specified Employee.  For purposes of this Revised Agreement, “Specified Employee” will have the meaning prescribed by Subsection 409A(a)(2)(B)(i) of the Code, as such meaning may be amended from time to time.

(k)    Termination of Employment.  For purposes of this Revised Agreement, “Termination of Employment” will have the meaning as prescribed by Treasury Regulation § 1.409A-1(h)(1)(ii), as such meaning may be amended from time to time.

11.    Tax Treatment; Section 409A Compliance.  Executive acknowledges and agrees that the Company has made no representations as to the tax treatment of the compensation and benefits provided pursuant to this Revised Agreement. This Revised Agreement is intended to comply with the requirements of Section 409A.  Nothing in this Revised Agreement shall requirement payment in 2007 of any payment that was required to be paid after 2007 under the Agreement; in addition, except as may be required to observe the six-month delay applicable to Specified Employees under Subsection 409A(a)(2)(B)(i), nothing in this Revised Agreement shall postpone beyond 2007 any payment that was required to be paid in 2007 pursuant to the Agreement.  The parties agree to work together to effectuate the intent of this provision, including but not limited to revising the timing and/or form of any payment hereunder as may be permitted by and necessary to ensure the terms and conditions applicable to such payments comply with Section 409A.

12.    Indemnification.  Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of Incorporation, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

13.    Confidential Information.  Executive executed the Company’s standard form of Employee Agreement Regarding Confidential Information, Intellectual Property, and Noncompetition (Rev. NC 9-12-06) effective October 9, 2006 (the “Confidential Information Agreement”); provided, however, that Executive agrees he will be subject to the noncompetition/nonsolicitation provision of such agreement (paragraph 11(a)) during the Employment Term and, except as provided in Section 21 hereof, until the later of (a) the date twelve (12) months following the Termination Date, or (b) the expiration of the Continuance Period.   For purposes of the foregoing, the term “Confidential Information Agreement” as used herein shall refer to the version of the agreement referenced above that is in effect as of Executive’s Termination Date.

14.    Assignment.  This Revised Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Revised Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Revised Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

15.    Notices.  All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one business day after being sent overnight by a well-established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee
c/o Corporate Secretary
Cree, Inc.
4600 Silicon Drive
Durham, NC 27703

If to Executive:

at the last residential address known by the Company.

16.    Severability.  If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Revised Agreement will continue in full force and effect without said provision.

17.    Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Revised Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation, and any of the matters herein released, will be subject to binding arbitration in Durham, North Carolina before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the North Carolina Rules of Civil Procedure.  The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.  This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Revised Agreement and the Confidential Information Agreement.

18.    Legal and Tax Expenses.  The Company will reimburse Executive up to $7,500.00 for reasonable legal and tax advice expenses incurred in 2007 by him in connection with the negotiation, preparation, and execution of this Revised Agreement; the Company will make such reimbursement as soon as administratively practicable after the date on which Executive substantiates to the Company in writing the amount of such expenses but in no event later than the last day of 2008; Executive must provide such written substantiation in time for the Company to make such reimbursement by the last day of 2008.  In addition, in the event of a dispute relating to any provision of the Agreement and/or this Revised Agreement arising during the term of Executive’s employment with the Company or within three (3) years following the termination of this Revised Agreement, the Company will reimburse Executive’s fees and expenses as incurred quarterly, including reasonable attorneys’ fees, in connection with such dispute, provided that (i) Executive provides the Company with written documentation substantiating the amount of such fees and expenses, and (ii) Executive prevails on at least one material issue in such dispute or an arbitrator does not determine that Executive’s legal positions were frivolous or without legal foundation.  The Company will make such reimbursement payments quarterly based on the written substantiation documentation submitted by Executive to the Company during the prior quarter; in no event will any reimbursement be made later than the end of the calendar year next following the calendar year in which the expense was incurred by Executive; Executive must provide such written substantiation in time for the Company to make such reimbursement by such deadline.  In the event Executive does not so prevail or in the event of a determination by the arbitrator that his legal positions were frivolous or without legal foundation (in either case, a “Resolution”), Executive will repay to the Company any amounts previously reimbursed by it and Executive will reimburse the Company for its fees and expenses, including reasonable attorneys’ fees, incurred in connection with the dispute, both within a reasonable period of time not to exceed 60 days following the date of the Resolution.  The amount of expenses eligible for reimbursement under this Section 18 during a calendar year will not affect the amount of expenses eligible for reimbursement under this Section 18 in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

19.    Integration.  This Revised Agreement, together with the Confidential Information Agreement and the standard forms of equity award grant that describe Executive’s outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Revised Agreement will be binding unless in a writing and is signed by duly authorized representatives of the parties hereto.

20.    Waiver of Breach.  The waiver of a breach of any term or provision of this Revised Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Revised Agreement.

21.    Survival.  The Confidential Information Agreement, the Company’s and Executive’s responsibilities under Sections 7, 8 and 9, and Sections 12, 13, 17, and 18 will survive the termination of this Revised Agreement.  Notwithstanding the preceding sentence, in the event this Revised Agreement expires because the Company delivers notice of non-renewal of the term of this Revised Agreement pursuant to Section 3, the amendment of the Confidential Information Agreement provided by Section 13 will expire as of the expiration of the term of this Revised Agreement.

22.    Headings.  All captions and Section headings used in this Revised Agreement are for convenient reference only and do not form a part of this Revised Agreement.

23.    Tax Withholding.  All payments made pursuant to this Revised Agreement will be subject to withholding of applicable taxes.

24.    Governing Law.  This Revised Agreement will be governed by the laws of the State of North Carolina (with the exception of its conflict of laws provisions).

25.    Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Revised Agreement, and is knowingly and voluntarily entering into this Revised Agreement.

26.    Counterparts.  This Revised Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Revised Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

CREE, INC.

/s/ Thomas H. Werner	Date:	August 21, 2007
Thomas H. Werner
Compensation Committee Chairman

EXECUTIVE:

/s/ Charles M. Swoboda	Date:	August 21, 2007
Charles M. Swoboda

CGS-B715-9